UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 18, 2017 (December 18, 2017)

CAESARS ENTERTAINMENT CORPORATION

(Exact name of registrant as specified in charter)

Delaware	001-10410	62-1411755
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Caesars Palace Drive, Las Vegas, Nevada 89109

(Address of Principal Executive Offices)(Zip Code)

(702) 407-6000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01	Entry into a Material Definitive Agreement.

On December 18, 2017, CEOC, LLC (“CEOC”), a wholly owned subsidiary of Caesars Entertainment Corporation, completed the previously announced $265 million incremental term loan facility (the “Incremental Term Loan”) under CEOC’s existing Credit Agreement, dated as of October 6, 2017 (the “CEOC Credit Agreement”), among CEOC, Credit Suisse AG, Cayman Islands Branch, as administrative agent and collateral agent, and the lenders party thereto. The Incremental Term Loan is structured as an add-on to CEOC’s existing $1.435 billion of senior secured credit facilities, which prior to giving effect to the Incremental Term Loan consisted of a $1.235 billion seven-year senior secured term loan facility and a $200 million five-year senior secured revolving credit facility. The Incremental Term Loan was offered at par and has the same terms as the existing term loans outstanding under the CEOC Credit Agreement, including the same applicable interest rate at the London Interbank Offered Rate (“LIBOR”) plus 250 basis points and the same October 6, 2024 maturity date.

Item 8.01	Other Events.

On December 18, 2017, CEOC used the net cash proceeds from the Incremental Term Loan together with cash on hand to redeem all of the outstanding $330,000,000 aggregate principal amount of 9.25% Senior Secured Notes due 2020 of CEOC’s subsidiaries Chester Downs and Marina, LLC (“Chester Downs”) and Chester Downs Finance Corp. at a price equal to 102.313% of the principal amount thereof, plus accrued and unpaid interest, if any, to, but not including, the date of redemption.

A copy of the press release regarding these transactions is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

Exhibit No.	Description

99.1	Press Release.

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CAESARS ENTERTAINMENT CORPORATION

Dated: December 18, 2017	By:	/S/ SCOTT E. WIEGAND
	Name:	Scott E. Wiegand
	Title:	Senior Vice President, Deputy General Counsel and Corporate Secretary